Exhibit 99.1

CION INVESTMENT CORPORATION DECLARES CASH DISTRIBUTIONS

FOR IMMEDIATE RELEASE

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NEW YORK, NY (April 3, 2018) – On March 29, 2018, the co-chief executive officers of CION Investment Corporation (“CION”), a CION Investments company, declared regular weekly cash distributions for April 2018 through June 2018.

Each of the regular weekly cash distributions of $0.014067 per share (an annualized yield of 7.54% based on CION’s current $9.70 per share public offering price) will be paid monthly to shareholders of record as of the weekly record dates set forth below.

Record Date	Payment Date	Distribution Amount Per Share
April 3, 2018	April 25, 2018	$0.014067
April 10, 2018	April 25, 2018	$0.014067
April 17, 2018	April 25, 2018	$0.014067
April 24, 2018	April 25, 2018	$0.014067
May 1, 2018	May 30, 2018	$0.014067
May 8, 2018	May 30, 2018	$0.014067
May 15, 2018	May 30, 2018	$0.014067
May 22, 2018	May 30, 2018	$0.014067
May 29, 2018	May 30, 2018	$0.014067
June 5, 2018	June 27, 2018	$0.014067
June 12, 2018	June 27, 2018	$0.014067
June 19, 2018	June 27, 2018	$0.014067
June 26, 2018	June 27, 2018	$0.014067

Certain Information About Distributions

The determination of the tax attributes of CION’s distributions is made annually as of the end of CION’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CION intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV. The payment of future distributions on CION’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

CION may fund its cash distributions to shareholders from any sources of funds available to it, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense support from CION Investment Management, LLC (“CIM”), which is subject to recoupment. On January 2, 2018, CION entered into an expense support and conditional reimbursement agreement with CIM for purposes of (i) replacing CION Investment Group, LLC (formerly, ICON Investment Group, LLC) (“CIG”) and Apollo Investment Management, L.P. (“AIM”) with CIM as the expense support provider pursuant to the terms of the expense support and conditional reimbursement agreement; and (ii) extending the termination date to December 31, 2018. To date, distributions have not been paid from offering proceeds or borrowings. In certain prior periods, if expense support from CIG were not supported, some or all of the distributions may have been a return of capital; however, distributions have not included a return of capital as of the date hereof. CION has not established limits on the amount of funds it may use from available sources to make distributions. Through December 31, 2014, a portion of CION’s distributions resulted from expense support from CIG, and future distributions may result from expense support from CIM, each of which is subject to repayment by CION within three years. For the years ended December 31, 2015, 2016 and 2017, none of CION’s distributions resulted from expense support from CIG or AIM. The purpose of this arrangement is to avoid such distributions being characterized as returns of capital. Shareholders should understand that any such distributions are not based on CION’s investment performance, and can only be sustained if CION achieves positive investment performance in future periods and/or CIM continues to provide such expense support. Shareholders should also understand that CION’s future repayments of expense support will reduce the distributions that they would otherwise receive. There can be no assurance that CION will achieve such performance in order to sustain these distributions, or be able to pay distributions at all. CIM has no obligation to provide expense support to CION in future periods.

ABOUT CION INVESTMENT CORPORATION

CION is a middle-market loan fund that is structured as a publicly registered, non-traded business development company. CION offers individual investors the opportunity to invest primarily in the senior-secured debt of private U.S. middle market companies. CION leverages the experience of its adviser – CION Investment Management, LLC, a CION Investments company – to meet its investment objective of generating current income and, to a lesser extent, long-term capital appreciation for its investors. For more information, please visit www.cioninvestments.com.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. CION undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Report on Form 8-K and Prospectus Supplement No. 17 on Form 497, each of which CION filed with the Securities and Exchange Commission (“SEC”) on April 3, 2018, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Report on Form 8-K, Prospectus Supplement No. 17 on Form 497 and CION’s other reports filed with the SEC can be found on CION’s website at www.cioninvestments.com and the SEC’s website at www.sec.gov.

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